                                                                                                                                                                                      EX. 99.1

NEWS FOR IMMEDIATE RELEASE
November 30, 2007

WesBanco, Inc.
1 Bank Plaza
Wheeling, WV 26003

And

Oak Hill Financial, Inc.
14621 State Route 93
Jackson, Ohio 45640

For Further Information Contact:
Paul M. Limbert (304) 234-9206
President & CEO, WesBanco, Inc.

Or

John D. Kidd (740) 286-3283
Chairman, Oak Hill Financial, Inc.

WesBanco, Inc. Consummates Merger with Oak Hill Financial, Inc.

WHEELING, WV – November 30, 2007 – WesBanco, Inc. (“WesBanco”) (Nasdaq:WSBC), a multi-state bank holding company headquartered in Wheeling, West Virginia and Oak Hill Financial, Inc. (“Oak Hill”) (Nasdaq:OAKF), headquartered in Jackson, Ohio, jointly announced today the consummation of WesBanco’s acquisition of Oak Hill. James C. Gardill, Chairman of the Board, and Paul M. Limbert, President & CEO, of WesBanco and John D. Kidd, Chairman of the Board, and Ralph E. Coffman, Jr., President & CEO, of Oak Hill, made the joint announcement.

The merger, which was previously announced on July 20, 2007 and approved by the appropriate regulatory agencies, was approved on November 16, 2007 by the shareholders of each company. Under the terms of the Agreement and Plan of Merger, WesBanco will exchange a combination of its common stock and cash for Oak Hill common stock.

As a result of the merger, WesBanco will add four individuals to its board from the board of Oak Hill. Joining the WesBanco Board of Directors will be: John D. Kidd, Donald P. Wood, D. Bruce Knox and Neil S. Strawser. Mr. Kidd will serve as Vice Chairman of the WesBanco Board. In addition, each member of the Oak Hill board of directors at the effective time of the merger will be appointed to a newly created advisory board for WesBanco in the Jackson, Ohio market.

"Continuity in service and leadership are areas of particular emphasis as we prepare to offer a wider variety of products and services to Oak Hill’s customers in our expanded Ohio market. In that regard, we are pleased to announce that Ralph E. Coffman, Jr. will serve as President of WesBanco Bank West and that we will retain an Advisory Board in the Jackson market. We are pleased to join in the long-term success that the Oak Hill franchise has been able to achieve. Oak Hill employees have provided excellent service to their customers and we intend to build upon their tradition of excellence,” Mr. Gardill said.

"As WesBanco has grown through acquisitions over the past twenty-three years, we have stressed the importance of retaining key employees and maintaining community ties to effect a smooth transition in terms of customer retention. Through the Oak Hill transaction, we have acquired a quality financial institution that enhances our existing Ohio markets and provides a bridge of expansion into new markets. We are pleased with the prospect of competing for business across a larger market in the State of Ohio," said Mr. Limbert.

It is anticipated that Oak Hill’s name will be changed to WesBanco in the spring of 2008 in conjunction with the expected data processing conversion. Subsequent to the conversion date, Oak Hill customers will continue to conduct their regular banking transactions at Oak Hill’s banking locations. WesBanco also provides service through a network of 111 Automated Teller Machines (ATMs), and through an agreement with Cleveland-based KeyCorp (NYSE: KEY), provides its customers with surcharge-free access to Key’s network of more than 550 additional ATMs in Michigan, Indiana and Ohio. It is anticipated that Oak Hill customers will be provided with this increased ATM access in early December, 2007.

WesBanco’s merger with Oak Hill creates a multi-state bank holding company of $5.4 billion in total assets providing banking services through 117 locations and 152 ATM’s in West Virginia, Ohio and Pennsylvania. The transaction expands WesBanco’s franchise along the Interstate 71 and Interstate 75 corridors from Dayton, Ohio to Cincinnati, Ohio and opens new markets in south and central Ohio. Prior to the merger with WesBanco, Oak Hill operated 36 banking offices and one loan production office located in sixteen counties distributed primarily in southern, central and western Ohio. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Oak Hill, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Oak Hill may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2006 Annual Report on Form 10-K, Oak Hill’s 2006 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and Oak Hill with the Securities and Exchange Commission, including both companies’ Form 10-Q’s as of September 30, 2007. All forward-looking statements included in this news release are based on information available at the time of the release. Neither WesBanco nor Oak Hill assumes any obligation to update any forward-looking statement.

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